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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-90677


          Prospectus Supplement to Prospectus dated December 10, 1999.

                                5,577,655 Shares

[Goldman Sachs Logo]

                         THE GOLDMAN SACHS GROUP, INC.

                                  Common Stock

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     On December 14, 1999, Goldman, Sachs & Co. purchased, as principal,
5,577,655 shares of the common stock of The Goldman Sachs Group, Inc. at $78.75 per share from certain public charities and private foundations described in the accompanying prospectus under the heading "Selling Shareholders" and certain other charitable organizations. Goldman, Sachs & Co. intends to offer the 5,577,655 shares of common stock to the public at $78.75 per share. The total proceeds to the selling shareholders, and the total public offering price, were each $439,240,331.25. Goldman, Sachs & Co. did not receive a discount or commission from the selling shareholders. Goldman, Sachs & Co., however, may receive normal brokerage commissions from the purchasers of the shares in amounts agreed to with those purchasers. All expenses incurred in connection with the registration of common stock by the selling shareholders were paid by The Goldman Sachs Group, Inc.

     The common stock is listed on the New York Stock Exchange under the symbol "GS". On December 14, 1999, the last reported sale price for the common stock on the New York Stock Exchange was $78.50.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY
BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                              GOLDMAN, SACHS & CO.
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                 Prospectus Supplement dated December 14, 1999.